Exhibit 99.1

NEWS RELEASE

CrossAmerica Partners LP Maintains Quarterly Distribution

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Quarterly distribution of $0.5250 per unit attributable to the fourth quarter of 2025

ALLENTOWN, PA (January 21, 2026) – CrossAmerica Partners LP (NYSE: CAPL) announced today that the Board of Directors of its general partner has approved a quarterly distribution of $0.5250 per unit attributable to the fourth quarter of 2025 (annualized $2.10 per unit). The distribution attributable to the fourth quarter is payable on February 12, 2026, to all unitholders of record on February 2, 2026.

CrossAmerica will host a conference call on February 26th at 9:00 a.m. Eastern Time to discuss fourth quarter and full year 2025 earnings results, which will be released after the market closes on Wednesday, February 25.

About CrossAmerica Partners LP

CrossAmerica Partners is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,600 locations and owns or leases approximately 1,000 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Marathon, Valero, Phillips 66 and other major brands. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Forward Looking Statement

Statements contained in this release that state the Partnership’s or management's expectations or predictions of the future are forward-looking statements. The words "believe," "expect," "should," "intends," "estimates," "target," "plan" and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica's Forms 10-Q or Form 10-K filed with the Securities and Exchange Commission and available on CrossAmerica's website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4. Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contact – Randy Palmer, rpalmer@caplp.com or 610-625-8000